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                    May 23, 2023

       Sean Blitchok
       Chief Financial Officer
       MeridianLink, Inc.
       3560 Hyland Avenue
       Suite 200
       Costa Mesa, CA 92626

                                                        Re: MeridianLink, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 9, 2023
                                                            File No. 001-40680

       Dear Sean Blitchok:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology